SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 31stday of May, 2007, by and between AssetMark Investment Services, Inc., a California corporation (the “Advisor”), and Russell Implementation Services Inc., a Washington corporation (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services.

WHEREAS, the Advisor has been retained to act as investment adviser to manage the assets of AssetMark Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement originally dated October 20, 2006 (the “Advisory Agreement”).  The Trust consists of separate series of shares, with each having its own investment objectives and policies, and is authorized to create additional series in the future.

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act.

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for one or more of the Trust’s series as described herein (each a “Fund” and, together, the “Funds”), and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.  The Sub-Advisor will be responsible for implementing each Fund’s investment strategy and effecting related securities transactions, as described herein.  The parties recognize that a separate sub-advisor (the “Non-Discretionary Sub-Advisor”) will be hired by the Advisor to provide investment advisory services as described in Section 2(a) of this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.           Appointment as Sub-Advisor.  The Advisor hereby appoints the Sub-Advisor to act as investment adviser for each Fund listed in Exhibit A, as that Exhibit may be amended from time to time, and to implement each Fund’s respective investment strategy, as determined by the Non-Discretionary Sub-Advisor, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment.  In such capacity, the Sub-Advisor shall be responsible for the investment management of each Fund’s assets in accordance with the investment advice provided by the Non-Discretionary Sub-Advisor.  The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2.           Duties of the Sub-Advisor.

(a)           Investments.  For each Fund, the Non-Discretionary Sub-Advisor will provide investment advice to Advisor, which in turn will provide instructions to the Sub-Advisor regarding the securities to be purchased, sold or held in each Fund’s portfolio, and the relative weight of each securities holding.  Those instructions are collectively referred to herein as the “Investment Program.”  The Sub-Advisor is hereby authorized and directed and hereby agrees to purchase, hold and sell investments for each Fund and to monitor such investments on a continuous basis, all in accordance with the Investment Program. The Advisor agrees to provide the Sub-Advisor information concerning: (i) each Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor.

The Sub-Advisor will not: (i) review or assess the investment decisions made by the Advisor or Non-Discretionary Sub-Advisor or the merits of the Investment Program; or (ii) select securities or other instruments for investment by a Fund, except to the extent that the Sub-Advisor has been specifically authorized in writing by the Advisor to invest in financial futures, securities, commodities or other instruments to carry out the Investment Program.  The Sub-Advisor is permitted to carry out the Investment Program by investing each Fund’s assets in accordance with the Investment Program and shall have discretion as to the timing of the purchase and sale of such assets.  Sub-Advisor may, in its sole discretion, carry out the Investment Program by investing portions of each Fund’s assets in financial futures, securities, commodities or other instruments if such instruments are authorized by Advisor as set forth above.

 (b)           Compliance with Applicable Laws, Governing Documents and Compliance Procedures.  In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to the management of each Fund’s assets, (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the applicable Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”); (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust (including the Investment Program); and (ii) conform to, and comply with, the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties under this Agreement.  The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable (30 days) advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Declaration of Trust or By-Laws; and (iii) any material change in the Trust Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage each Fund’s assets consistently with such changes, provided the Sub-Advisor has received such prior notice of the effectiveness of such changes from the Trust or the Advisor.  In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes.  The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO:  (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) a completed quarterly informational questionnaire regarding the Sub-Advisor’s compliance program and participation in a quarterly telephone call with the Trust CCO to discuss the responses on the questionnaire; (iii) quarterly reports confirming that the Sub-Advisor has complied with the Trust Compliance Procedures in managing the Fund’s assets; and (iv) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures related to the Sub-Advisor’s management of the Fund’s assets.

(c)           Sub-Advisor Compliance Policies and Procedures.  The Sub-Advisor shall promptly provide the Trust CCO with copies of:  (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures.  The Sub-Advisor shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Fund.  The Sub-Advisor shall provide to the Trust CCO:  (i) quarterly reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures in managing the Fund, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Fund.  At least annually, the Sub-Advisor shall provide a certification to the Trust CCO to the effect that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.

(d)           Voting of Proxies.  Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Fund may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Discretionary Sub-Advisor, the Trust or a Fund.  The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”), and, if requested by the Advisor, a summary of such Proxy Policy suitable for inclusion in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect.

(e)           Agent.  Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Funds, provided, that the Sub-Advisor’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under this Agreement and the Trust’s governing documents.

(f)           Brokerage.  The Sub-Advisor will place orders pursuant to the Investment Program, as provided by the Advisor.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek, on behalf of a Fund, the best overall execution available.  In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may not consider research services (as defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to any advisor to a Fund for use in managing a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion.

Under no circumstances may the Sub-Advisor compensate a broker or dealer for any promotion or sale of Fund shares by directing to the broker or dealer: (i) portfolio securities transactions on behalf of a Fund; or (ii) any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from such portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer).

The Sub-Advisor may only direct a Fund’s portfolio securities transactions to a broker or dealer that promotes or sells Fund shares as permitted by the provisions of the 1940 Act (and the rules thereunder) and the policies and procedures adopted by the Trust, as amended from time to time.  The Advisor will provide the Sub-Advisor with a copy of such policies and procedures and any amendments thereto.

The Sub-Advisor, when selecting brokers and dealers to effect the Fund’s portfolio securities transactions, shall not take into account the brokers’ and dealers’ promotion or sale of shares of the Fund or any other registered investment company.  In addition, the Sub-Advisor shall not enter into any agreement (whether oral or written) or other understanding under which the Sub-Advisor directs, or is expected to direct, a Fund’s portfolio securities transactions, or any remuneration, including but not limited to, any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from such  portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer) to a broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer) in consideration for the promotion or sale of shares of the Fund or any other registered investment company.

In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms and provided that the transactions are consistent with the Trust’s Rule 17e-1 and Rule 10f-3 procedures, as applicable.  The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, the Trust’s principal underwriter (and any other sub-advisors of the Funds, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws), other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers.  The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

In connection with its management of the Funds and consistent with its fiduciary obligation to the Trust and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price, lower brokerage commissions or efficient execution.  In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

(g)           Securities Transactions.  In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person of the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and  the 1940 Act, including Rule 17a-7 thereunder.

The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to the Trust with respect to transactions in securities for the Funds or any other transactions of Trust assets.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian or other persons expressly designated by the Advisor.

(h)           Code of Ethics.  The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust.  Any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such policies and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor and the Board of Trustees.

(i)           Books and Records.  The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Funds, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request.  The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j)           Information Concerning the Funds and the Sub-Advisor.  From time to time as the Advisor, any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on assets held in a Fund’s portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request.  The Sub-Advisor will provide the Advisor with information regarding any changes in the ownership or management of the Sub-Advisor, or material changes in the control of the Sub-Advisor.  The Sub-Advisor will promptly notify the Advisor of any (i) material litigation; (ii) regulatory inquiry or investigation; or (iii) administrative proceeding; to the extent any such item would materially and adversely affect Sub-Advisor’s management of the Funds.  Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Funds.

(k)           Valuation of Funds’ Assets.  As requested by the Advisor or the Trust’s Valuation Committee, the Sub-Advisor hereby agrees to provide reasonable assistance to the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing assets held by the Funds.  Such assistance may include fair value pricing of portfolio securities, as requested by the Advisor.  The Sub-Advisor agrees that it will act, at all times, in accordance with the Trust’s procedures for valuing portfolio securities, and will provide such certifications or sub-certifications relating to its compliance with the Trust’s procedures for valuing portfolio securities as reasonably may be requested, from time to time, by the Advisor or the Trust.

The Sub-Advisor also will provide such information or perform such additional acts as are customarily performed by a sub-advisor and may be required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “1933 Act”) and any rule or regulation thereunder.

(l)           Custody Arrangements.  The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Funds.

(m)           Regulatory Examinations.  The Sub-Advisor will cooperate promptly and fully with the Advisor and/or Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, a Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

(n)           Delegation.  In performing its obligations under this Agreement, the Sub-Advisor may, at its own discretion and consistent with section 15(a) of the 1940 Act, delegate the performance of its services to one or more of its affiliates, provided that the Sub-Advisor shall remain liable to the Advisor and the Trust for its obligations hereunder, and that the Sub-Advisor and any applicable affiliate shall ensure that such delegation complies with Section 15(a) of the 1940 Act.

3.           Independent Contractor.  In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor, and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4.           Services to Other Clients.  Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.  It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund.  The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5.           Expenses.  During the term of this Agreement, neither the Trust nor the Advisor shall be responsible to pay the Sub-Advisor’s expenses incurred in connection with its activities under this Agreement other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) for securities purchased or otherwise acquired, or sold or otherwise disposed of for a Fund and as otherwise set forth in this Agreement.  The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fit to assist it in the execution of its duties under this Agreement. The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6.           Compensation.  For the services provided and the expenses assumed with respect to each Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for each Fund on Exhibit A.  Such fees will be computed daily and payable in arrears no later than the seventh (7th) business day following the end of each month, from the Trust on behalf of each Fund, calculated at an annual rate based on the Fund’s average daily net assets.

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

7.           Representations and Warranties of the Sub-Advisor.  The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a)           The Sub-Advisor is registered as an investment adviser under the Advisers Act.

(b)           The Sub-Advisor is a corporation duly organized and validly existing under the laws of Washington, with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)           The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor.

(d)           The Form ADV of the Sub-Advisor previously provided to the Advisor (a copy of which is attached as Exhibit B to this Agreement) is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading.  The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.

8.           Representations and Warranties of the Advisor.  The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a)           The Advisor is registered as an investment adviser under the Advisers Act.

(b)           The Advisor is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)           The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor.

(d)           The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV (a copy of which is attached as Exhibit B) prior to the execution of this Agreement.

(e)           The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement.

(f)           The Advisor and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and the Advisor and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Funds generally.

(g)           Sub-Advisor has been duly appointed by the Trust’s Board of Trustees to provide the investment management services with respect to the Funds as contemplated by this Agreement.

9.           Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8, respectively, of this Agreement shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.           Liability and Indemnification.

(a)           Liability.  The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Funds.  The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby.

(b)           Indemnification.  The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence or reckless disregard of its duties hereunder;  provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of the Advisors duties hereunder.

Notwithstanding any other provision in this Agreement, the Sub-Advisor will indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons for any liability and expenses, including reasonable attorneys’ fees, to which they may be subjected as a result of their reliance upon and use of the historical performance calculations provided by the Sub-Advisor concerning the Sub-Advisor’s composite account data or historical performance information on similarly managed investment companies or accounts, except that the Advisor, the Trust and each Fund and their respective affiliates and controlling persons shall not be indemnified for a loss or expense resulting from their negligence or willful misconduct in using such numbers, or for their failure to conduct reasonable due diligence with respect to such information.

The Sub-Advisor will not be liable for (i) any act or omission taken in good faith reliance on data or instructions from the Advisor or its agents; (ii) any act or omission of a predecessor investment manager or any other person authorized to invest assets of the Funds; or (iii) any act, omission or insolvency of any broker selected by Sub-Advisor in accordance with the provisions of this Agreement, except to the extent Sub-Advisor breaches its duty of care in selecting or supervising such broker.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”), for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Advisor’s breach of this Agreement, or its representations and warranties herein, or as a result of the Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

11.           Duration and Termination.

(a)           Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Funds listed on Exhibit A attached hereto remain in effect from the later of the date of execution or Board approval as required under the 1940 Act (the “Effective Date.”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually: (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)           Termination.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by:  (i) the vote of a majority of the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund, on not more than 60 days written notice to the Advisor and Sub-Advisor; (ii) the Advisor; or (iii) the Sub-Advisor, on not less than 30 days written notice to the Advisor and the Trust.  This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any material provision to this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or SEC no-action letter provided pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.  In the event that there is a proposed change in control of the Sub-Advisor that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s) of the Trust, to approve continuation of this Agreement.  Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.

In the event that such proposed change in control of the Sub-Advisor shall occur following either:  (i) receipt by the Advisor and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisors absent shareholder approval, or (ii) the adoption of proposed Rule 15a-5 under the 1940 Act, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule 15a-5, containing all information that would be included in a proxy statement (an “Information Statement”).  In addition, if the Sub-Advisor shall resign, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of any required Information Statement.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.           Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, unless otherwise permitted pursuant to exemptive relief granted by the SEC or a No-Action position granted by the SEC or its staff, by a vote of the majority of a Fund’s outstanding securities.

13.           Confidentiality.  Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisor may designate in connection with the management of the Funds.  Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor.

14.           Use of Sub-Advisor’s Name.  During the term of this Agreement, the Advisor shall not have permission to use the Sub-Advisor’s name in the marketing of the Funds, except as set forth below and agrees to furnish the Sub-Advisor at its principal office all Prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Funds or the public, which refer to the Sub-Advisor in any way and such references will be based solely on information provided for that purpose by the Sub-Advisor.  Advisor will not use any marketing materials that refer to the Sub-Advisor unless those materials have been provided to Sub-Advisor in advance of their use, and Sub-Advisor has not objected to their use in writing.

15.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)           If to the Advisor:
AssetMark Investment Services, Inc.
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, CA 94523-3967
Attn: Ronald  D. Cordes

(b)           If to the Sub-Advisor:
Russell Implementation Services, Inc.
909 A Street
Tacoma, WA 98402
Attn:  Chief Operating Officer

16.           Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

20.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ASSETMARK INVESTMENT SERVICES, INC.

By:       /s/ Ronald D. Cordes
Name:  Ronald D. Cordes
Title:    President

RUSSELL IMPLEMENTATION SERVICES INC.
By:         /s/David Rothenberg
Name:   David Rothenberg
Title:     Managing Director

EXHIBIT A

SUBADVISORY AGREEMENT

BETWEEN ASSETMARK INVESTMENT SERVICES, INC.
AND RUSSELL IMPLEMENTATION SERVICES INC.

Effective as of May 31, 2007

AssetMark Fundamental Index™ Large Company Growth Fund
AssetMark Fundamental Index™ Large Company Value Fund
AssetMark Fundamental Index™ Small Company Growth Fund
AssetMark Fundamental Index™ Small Company Value Fund
AssetMark Fundamental Index™ International Equity Fund

FEE SCHEDULE

Pursuant to section 6 of the Agreement, the Adviser pays the Sub-Advisor the following annual fees #:

ASSETS                                                                                                COMPENSATION

 EXHIBIT B

_______________________________________________

FORM ADV